Exhibit 99.(d)(5)(ii)

AMENDMENT #4 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #4 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated June 27, 2006, by and between Mercer Global Investments, Inc. (now known as Mercer Investment Management, Inc.), a Delaware Corporation (the “Advisor”) and AQR Capital Management, LLC , a Delaware limited liability company (the “Sub-Advisor”), is made effective as of the 4th day of April, 2018.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Agreement”), with MGI Funds (now known as the Mercer Funds) (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Emerging Markets Equity Fund (the “Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee payable to Sub-Advisor effective as of the date set forth on Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6. Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed daily and payable in arrears no later than the seventh (7th) business day following the end of each month, from the Trust on behalf of the Fund(s). Such fees are applicable to the Sub-Advisor Assets’ (assets of the Fund allocated to the Sub-Advisor) average daily net assets over the month for which the payment relates. Such fees will be calculated at an annual rate as set forth on Exhibit A.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

2.	Exhibit A of the Agreement, the Fee Schedule with respect to the Fund, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment:

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.			AQR Capital Management, LLC

By:	/s/ Larry Vasquez		By:	/s/ Nicole DonVito
	Name:	Larry Vasquez		Name:	Nicole DonVito
	Title:	Vice President		Title:	Senior Counsel & Head of Registered Products